SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
             Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934


                         Commission File Number 0-23059

                             Healthworld Corporation
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             (Exact name of registrant as specified in its charter)

              100 Avenue of the Americas, New York, New York 10013
                                 (212) 625-4000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(i)        [X]
        Rule 12g-4(a)(1)(ii)      [ ]      Rule l2h-3(b)(2)(ii)       [ ]
        Rule l2g-4(a)(2)(i)       [ ]      Rule l2h-3(b)(2)(i)        [ ]
        Rule l2g-4(a)(2)(ii)      [ ]      Rule l2h-3(b)(2)(ii)       [ ]
                                           Rule l5d-6                 [ ]

     Approximate  number of holders of record as of the  certification or notice
date:    1
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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Healthworld Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Dated: March 6, 2000                      HEALTHWORLD CORPORATION


                                       By: /s/ Stuart Diamond
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                                          Name: Stuart Diamond
                                          Title: Executive Vice President,
                                                  Secretary and Chief Financial
                                                  Officer